Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Completes Acquisition of Italian Distributor

CAYMAN ISLANDS/November 27, 2007/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has completed the acquisition of Synergy S.p.A. (“Synergy”), the distributor of Garmin’s consumer products in Italy. The company will be renamed Garmin Italia S.p.A. and will retain its management, sales, marketing and supporting staff consisting of approximately 40 people and will continue operations at its offices in Milan.

Dr. Min Kao, chairman and CEO of Garmin Ltd., said “The acquisition of Synergy is expected to further strengthen Garmin’s presence in the Italian market. We are pleased to welcome Synergy’s employees into the Garmin family and look forward to the full integration of Synergy into our European operations.”

Sandro Ligossi, president of Synergy said "We are excited to reach this milestone and look forward to achieving increased efficiencies as an integrated part of the Garmin marketing and sales team.”

Financial terms of the transaction were not released

About Garmin Ltd.
Through its operating subsidiaries, Garmin Ltd. designs, manufactures, markets and sells navigation, communication and information devices and applications – most of which are enabled by GPS technology. Garmin is a leader in the consumer and general aviation GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin’s virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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